                                                                    EXHIBIT 10.1
Notary's official recording of
the agreement is required



                          Sale and Transfer Agreement


                dated as of ............................... 1996


                                    between


                           Siemens Aktiengesellschaft
                      Wittelsbacherplatz 2, 80333 Munich,
                 having registered seats in Berlin and Munich,
            registered in the commercial register of the local court
                  of Berlin-Charlottenburg under no. HRB 12300
               and in the commercial register of the local court
                          of Munich under no. HRB 6684
                                  ("Siemens")


                                      and


                         Rofin Sinar Technologies Inc.,
             45701 Mast Street, Plymouth, Michigan, 48170, U.S.A.,
      a company incorporated under the laws of the U.S. State of Delaware
                                   ("Rofin")



                    for the shares of Rofin Sinar Laser GmbH
                       BerzeliustraBe 87, 22113 Hamburg,
            registered in the commercial register of the local court
                         of Hamburg under no. HRB 18044
                                  ("COMPANY")

WHEREAS:

(A) Siemens conducts its laser business in the field of material processing applications through the COMPANY and an indirectly owned subsidiary, Rofin Sinar Inc. ("RSI"). Siemens and Rofin have concluded that Siemens' laser business will have a better opportunity to achieve its full potential as an independent entity rather than as a part of Siemens.

(B) Rofin proposes to issue and sell certain shares of common stock in an international initial public offering (the "IPO") and such shares are to be purchased and distributed by Deutsche Morgan Grenfell/C.J. Lawrence Inc., Alex. Brown & Sons Incorporated and Lehman Brothers Inc. (the "U.S. Underwriters"), Morgan Grenfell & Co., Limited, Alex. Brown & Sons Limited and Lehman Brothers International (Europe) (the "International Underwriters", together with the U.S. Underwriters, the "Underwriters") pursuant to the terms of an agreement to be made among Rofin, Siemens Corporation and the Underwriters (the "Underwriting Agreement").

(C) It is anticipated that Rofin will use a certain part of the proceeds of the IPO to pay the purchase price for the sale and transfer of the stock of the COMPANY as contemplated in this agreement and to purchase the stock of RSI as will be contemplated in a separate agreement.

IT IS AGREED as follows:

                                     ((S)) 1

                                  THE COMPANY

1.   The aggregate share capital (Stammkapital) of the COMPANY amounts to DM
     4.134.000 (German Marks: four million one hundred thirty four thousand). Siemens holds all shares (Geschaftsanteile) (the "SHARES") of the COMPANY. The share capital of the COMPANY is divided in the following SHARES:

a)             share of two million eight hundred thousand                                                     2.800.000,-
b)             share of four hundred thousand                                                                    400.000,-
c)             share of three hundred and thirty-eight thousand                                                  338.000,-
d)             share of two hundred and ten thousand                                                             210.000,-
e)             share of one hundred thousand                                                                     100.000,-
f)             share of fifty thousand                            2 x                                             50.000,-
g)             share of forty-five thousand                                                                       45.000,-
h)             share of thirty thousand                                                                           30.000,-
i)             share of twenty-five thousand                                                                      25.000,-
k)             share of twenty-two thousand and five hundred                                                      22.500,-
1)             share of sixteen thousand                                                                          16.000,-
m)             share of ten thousand                              3 x                                             10.000,-
n)             share of six thousand five hundred                                                                  6.500,-
o)             share of five thousand                             2 x                                              5.000,-
p)             share of one thousand                                                                               1.000,-
                                                                                                               -----------
                                                                                                               4.134.000,-

          The share capital is fully paid in.

2.   The business activities of the COMPANY are located in Hamburg and Gunding.

3. The COMPANY has holdings in the following affiliated companies and to the following extent at the time of the execution of this Agreement:

     a) 99,97 % of the shares of Rofin Sinar France S.A., 10, Allee du Cantal, Z.I., La Petite Montagne Sud, F-91018 Evry Cedex, FRANCE;

     b) 90,65 % of the shares of Rofin Sinar Italiana S.r.l., Via Galilei, 1, I-20090 Rovagnasco di Segrate (MI), ITALY;

     c) 51% of the shares of Rofin-Marubeni Laser Corp., Sun-Intelligent Bldg. 4 F, 3162 Sakai Atsugi-shi, Kanagawa-kan, 243 JAPAN.

4. Siemens represents and warrants that (i) all statements made under Paragraphs 1 to 3 above are true, (ii) the SHARES have validly come into existence and are free and clear of all liens, security interests, claims or rights of any third parties or any encumbrances of any kind whatsoever and (iii) the Articles of Association (Satzung) of the COMPANY dated as of November 8, 1988 continue to be effective without any changes or amendments thereto and will not be changed or amended prior to the TRANSFER DATE (as hereinafter defined). In case any breach or inaccuracy in any of the representations and warranties of Siemens contained in this subsection results in Rofin's not acquiring all ownership rights, title and interest to the SHARES free from any third party rights, Rofin may in addition to any other rights granted under this Agreement elect to rescind this Agreement (Ruecktritt vom Vertrag).


                                    ((S)) 2

                               SALE AND TRANSFER

Siemens agrees to sell to Rofin and Rofin agrees to purchase from Siemens all SHARES mentioned under (S) 1 Section 1 above representing 100% of the capital stock of the COMPANY. Siemens assigns all such SHARES to Rofin and Rofin accepts such assign ment. The sale and the assignment of the SHARES shall be effective as of and shall be conditional upon the occurrence of the transfer date as defined in (S) 5 of this Agreement (the "TRANSFER DATE").


                                    ((S)) 3

                                 PURCHASE PRICE

As consideration for the purchase of the SHARES Rofin agrees to pay to Siemens an amount of US $............................... million (the "Purchase Price").

The parties to this Agreement acknowledge and agree that the amount of the Purchase Price reflects the fair market value of the SHARES on the TRANSFER DATE.

                                    ((S)) 4

                         PAYMENT OF THE PURCHASE PRICE

On the TRANSFER DATE Rofin will promptly pay - or cause the Underwriters to arrange to pay promptly at Siemens' request - the Purchase Price by wire transfer of immediately available funds to a bank account designated by Siemens.


                                    ((S)) 5

                                 TRANSFER DATE

The TRANSFER DATE shall be on the day on which Siemens receives a notification from Rofin with a copy to Deutsche Morgan Grenfell/C.J. Lawrence, Inc. in substantially the form attached as Exhibit 1 hereto. The notification may be delivered in person or sent by facsimile and Siemens shall immediately upon the receipt of the notification acknowledge such receipt by returning a countersigned copy to Rofin with a copy to Deutsche Morgan Grenfell/C.J. Lawrence, Inc.


                                    ((S)) 6

                                    PROFITS

1. Prior to the TRANSFER DATE, Siemens (as the sole shareholder of the COMPANY) shall adopt a shareholder resolution in substantially the form attached as Exhibit 2 hereto pursuant to which (i) a portion of the estimated profits (Gewinn) for the current fiscal year 1995/96 of the COMPANY (which portion shall be defined in such shareholder resolution and shall not exceed the anticipated aggregate distributable profits of the COMPANY for the fiscal year ending on September 30, 1996) shall be distributed to Siemens (Vorabausschuettung), and (ii) Siemens shall make a capital contribution in cash to the COMPANY's paid-in capital (Zuzahlung in die Kapitalruecklage) of an amount equal to the profits distributed by the COMPANY to Siemens pursuant to the part of the resolution referred to under
     (i) above. Any profits for the current fiscal year 1995/96 of the COMPANY which are not distributed by the COMPANY to Siemens pursuant to the part of the resolution referred to under (i) above shall be due to Rofin.

2. Siemens represents and warrants that on the TRANSFER DATE, it will have effected the capital contribution in cash to the COMPANY as contemplated under Section 1. above. In case of any breach or inaccuracy of any of the representations and warranties of Siemens contained in sentence 1, the Purchase Price shall be reduced by the excess of the amount of the profits for the current fiscal year 1995/96 of the COMPANY distributed to Siemens as contemplated under Section 1. above over the amount of the capital contribution in cash to the COMPANY effected by Siemens as contemplated under Section 1. above.


                                    ((S)) 7

                           NON-COMPETITION AGREEMENT

For four years after the TRANSFER DATE Siemens shall not, and shall cause all of its affiliates and subsidiaries not to, engage or attempt to engage in the design, research, development, engineering, manufacture, sale, marketing, servicing or installation of high power laser products for cutting, welding or marking industrial materials (the "Business") for commercial purposes anywhere in the world, whether for its own account or as a partner, joint venturer, agent, stockholder of a corporation (other than as a beneficial owner of securities or other interests in a corporation, partnership or other entity representing less than 5% of the voting power of such corporation, partnership or other entity).

Notwithstanding anything to the contrary contained in this paragraph, Siemens shall have the right to acquire the business, assets or equity interest of any company or entity engaged in the Business to the extent that such acquired business, assets, company or entity derives no more than 15% of its revenues from the Business, with the parties of this Agreement acknowledging that such transaction shall not be a violation of this paragraph provided the revenues from the Business do not exceed DM 50 millions.


                                    ((S)) 8

                    INDEMNIFICATION: WAIVER REGARDING LOSSES

1. From and after the TRANSFER DATE, Rofin shall, and shall cause the COMPANY to, indemnify and hold harmless Siemens from any and all losses, damages (including consequential and punitive damages), liabilities, claims, judgments, expenses (including attorneys' fees) and obligations of any kind whatsoever (collectively "Losses") arising out of, relating to or in connection with the (i) ownership or operation by Rofin of the COMPANY and any of their subsidiaries and affiliates, and any of their respective businesses, properties or assets from and after the TRANSFER DATE, (ii) any breach or inaccuracy in any of the representations or warranties of Rofin contained in this Agreement, (iii) any failure by Rofin to perform any of its obligations, covenants or agreements contained in this Agreement. In addition Rofin shall, and Rofin shall cause the COMPANY to irrevocably and unconditionally waive any right or claim against Siemens for any reimbursement, funding, indemnification or payment whatsoever for Losses relating to the COMPANY or its subsidiaries or affiliates as to the period starting on October 1, 1995 due to the termination for tax purposes of the Profit and Loss Transfer Agreement (Gewinnabfuehrungsvertrag) dated as of May 16, 1988 between Siemens and the COMPANY (the "Profit and Loss Transfer Agreement") pursuant to such Profit and Loss Transfer Agreement. Rofin shall further, and Rofin shall cause the COMPANY to hold Siemens harmless from any third party claim under the Stock Corporation Act (Aktiengesetz), if applicable, in connection with the termination of the Profit and Loss Transfer Agreement by September 30, 1996 as contemplated by the Profit and Loss Transfer Termination Agreement dated as of June 24/25, 1996 between Siemens and the COMPANY (the "Profit and Loss Transfer Termination Agreement").

     The Profit and Loss Transfer Agreement and the Profit and Loss Transfer Termination Agreement are attached hereto as Exhibits 3 and 4.

2. From and after the TRANSFER DATE, Siemens shall indemnify and hold harmless Rofin from any and all Losses arising out of, relating to or in connection with (i) any breach or inaccuracy in any representations or warranties of Siemens contained in this Agreement and (ii) any failure by Siemens to perform any of its obligations, covenants or agreements contained in this Agreement.


                                    ((S)) 9

                          LIABILITY FOR TAXES, REFUNDS

Siemens agrees to indemnify and hold harmless the COMPANY and its affiliated companies as per (S) 1 Section 3 of this Agreement for any taxes imposed with respect to any taxable period ending at, or any taxable period ended prior to, the TRANSFER DATE, or any taxable period during which the TRANSFER DATE occurs (with the exception of taxes attributable to actions taken by Rofin or to business transactions occurring after the TRANSFER DATE), and for any Losses incurred in contesting or otherwise in connection with such taxes. Any indemnification required pursuant to this paragraph shall include an amount sufficient to hold these companies harmless on a net after-tax basis.

Any tax refund (Steuererstattung/Steuergutschrift) including any interest with respect thereto relating to any taxable period ended at, or any taxable period ended prior to, the TRANSFER DATE shall be paid to Siemens within 10 business days of its receipt by the COMPANY and its affiliated companies as per (S) 1
Section 3 of this Agreement.

Siemens shall provide Rofin and its subsidiaries with such cooperation and information as Rofin or its subsidiaries reasonably may request of Siemens in connection with tax matters relating to the COMPANY and its subsidiaries including, but not limited to an audit or other official proceeding relating to the COMPANY or its subsidiaries. Rofin shall, and shall cause its subsidiaries to, provide Siemens with such cooperation and information as Siemens reasonably may request of Rofin or its subsidiaries in connection with tax matters relating to the COMPANY and its subsidiaries including but not limited to an audit or other official proceeding relating to Siemens or its subsidiaries.


                                   ((S)) 10

                                 GOVERNING LAW

This Agreement shall be governed by the substantive laws of the Federal Republic of Germany. The application of the United Nations Convention on Contracts for the International Sale of Goods of April 11, 1980 if applicable shall be excluded.


                                   ((S)) 11

                                  ARBITRATION

1. All disputes arising out of or in connection with this Agreement including any dispute regarding its existence, validity or termination, shall be settled by an amicable effort of both parties to the Agreement. An attempt to arrive at a settlement shall be deemed to have failed as soon as one of the parties to the Agreement so notifies the other party in writing.

2. If an attempt at settlement has failed, the disputes shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce in Paris by three arbitrators appointed in accordance with the said Rules.

3. The place of the arbitration shall be Nuremberg. The procedural law of this place shall apply where the arbitration rules are silent.


                                   ((S)) 12

                            ADVISORY BOARD (BEIRAT)

Siemens shall cause all members of the Advisory Board of the COMPANY nominated by Siemens (Mr. Huttl, Prof. Danielmeyer, Prof. Schindler, Dr. Schwerna, Mr. Stubner) to resign from the Advisory Board effective as of the TRANSFER DATE.

                                   ((S)) 13

                                  TERMINATION

In the event that the TRANSFER DATE has not occurred on or before September 30, 1996, each party shall be entitled to terminate this Agreement with immediate effect (Kundigung).


                                   ((S)) 14

                                    EXPENSES

All expenses, fees and taxes connected with the sale and the assignment of the SHARES shall be borne by Siemens. The COMPANY owns real estate property (Erbbaurecht) in Hamburg (competence of the Finanzamt Hamburg).


                                   ((S)) 15

                                 MISCELLANEOUS

1 . Modifications and supplements to this Agreement shall be subject to the prior written consent of Deutsche Morgan Grenfell/C.J. Lawrence, Inc., unless the Underwriting Agreement has been terminated and shall further be effective only if made in writing, wherever mandatory statutory law does not provide for a stricter form.

2. All claims between the parties which are not explicitly addressed in this Agreement are excluded. The foregoing shall not apply to claims which are based on gross negligence of the respective other party's organs and senior managers.

3. Should individual provisions of this Agreement become ineffective this will not effect the other provisions of the Agreement. The parties to the Agreement shall attempt to arrive amicably at a new provision of an economic effect equivalent to the ineffective provision it is replacing.

EXHIBIT 1
- ---------

                 [Letterhead of Rofin Sinar Technologies Inc.]

Siemens Aktiengesellschaft
Wittelbacherplatz 2
D-90333 Munich, Germany

Facsimile: _____________________
Attention: _____________________

[Place, September __, 1996]

Dear Sirs,

     We refer to the Underwriting Agreement dated as of September __, 1996 among certain underwriters, Siemens Corporation and ourselves (the "Underwriting Agreement").

     We herewith confirm that we will implement all the actions as required from us pursuant to clause 3(1)(a) of the Underwriting Agreement today.

     Please acknowledge the receipt of this notification by signing below and return a countersigned copy of this document to us.

Sincerely yours,

ROFIN SINAR TECHNOLOGIES INC.


By: ____________________________

cc:  Deutsche Morgan Grenfell/C.J. Lawrence, Inc.

We acknowledge that we have received the above notification today.

SIEMENS AKTIENGESELLSCHAFT

Date:  September __, 1996

By: ____________________________

cc:  Deutsche Morgan Grenfell/C.J. Lawrence, Inc.